MERIDIAN GOLD INC.

NOTICE OF MEETING

      The Annual and Special Meeting of Shareholders (the “Meeting”) of Meridian Gold Inc. (the “Corporation”) will be held at 4:00 p.m. EDT on Thursday, May 8, 2003 at the TSX Conference Centre located on street level of the Exchange Tower, 130 King Street West (NE corner of King and York Streets) (business attire required), for the following purposes:

1. to receive the consolidated financial statements of the Corporation for the financial year ended December 31, 2002 and the auditors’ report on the consolidated financial statements;

2. to elect directors to the Board of Directors of the Corporation (the “Board of Directors”);

3. to reappoint KPMG LLP as auditors of the Corporation and to authorize the Board of Directors to fix their remuneration;

4. to consider, and if thought fit, to pass an ordinary resolution to confirm new by-law no. 1; and

5. to transact any other business that may properly come before the Meeting.

      Only shareholders of record at March 24, 2003 will be entitled to notice of and to vote at the Meeting. If you cannot attend the Meeting in person, please complete and return the enclosed proxy in the envelope provided. Proxies must be received by the Corporation’s registrar and transfer agent, Computershare Trust Company of Canada, 100 University Avenue, 9th Floor Toronto ON M5J 2Y1, by 5:00 p.m. (Eastern Daylight Time) on May 6, 2003. If a return envelope is not enclosed with your proxy form, please mail your proxy form to Computershare Trust Company of Canada, 100 University Avenue, 9th Floor Toronto ON M5J 2Y1.

BY ORDER OF THE BOARD

Edward H. Colt
Secretary

Toronto, April 11, 2003

TABLE OF CONTENTS

Appointment of Proxyholder	1
Exercise of Vote by Proxy	1
Voting by Beneficial Shareholders	1
Revocation of Proxy	2
Voting Shares and Principal Holders	2
Election of Directors	3
Nominees for Election to the Board of Directors	4
Statement of Corporate Governance Practices	5
The Board of Directors	5
Board Composition and Independence from Management	5
Board Committees	5
Decisions Requiring Board Approval	6
Board Performance	6
Shareholder Communications	6
The Board’s Expectations of Management	6
Statement of Executive Compensation	7
Summary Compensation	7
Long-Term Incentive Plan	8
Grants of Options/ Restricted Shares	8
Option Exercises and Year-End Option Values	8
Pension Plans	9
Employment Contracts	9
Composition of the Compensation Committee	9
Report on Executive Compensation	10
Performance Graph	11
Compensation of Directors	11
Directors’ and Officers’ Insurance	12
Indebtedness of Directors and Officers	12
Interests in Material Transactions	12
Appointment of Auditors	12
Particulars of Matters to be Acted Upon	12
Replacement of By-Law No. 1	12
General	13
Director’s Approval	14
Schedule A: Meridian Gold Inc. By-Law No. 1	S-1

MERIDIAN GOLD INC.

MANAGEMENT PROXY CIRCULAR

April 11, 2003

      This Management Information Circular and Proxy Statement (the “Circular”) is furnished in connection with the solicitation of proxies by the management of Meridian Gold Inc. (the “Corporation”) for use at the Annual and Special Meeting of Shareholders (or any adjournments thereof) of the Corporation (the “Meeting”) to be held at 4:00 p.m. EDT on Thursday, May 8, 2003, at the TSX Conference Centre located on the street level of the Exchange Tower, 130 King Street West (NE corner of King and York Streets) (business attire required) for the purposes set forth in the accompanying Notice of Meeting. The solicitation will be primarily by mail, but proxies may also be solicited personally by regular employees of the Corporation for which no additional compensation will be paid. The cost of preparing, assembling and mailing this Circular, the Notice of Meeting, form of proxy and any other material relating to the Meeting has been or will be borne by the Corporation. It is anticipated that copies of this Circular and the accompanying proxy form will be distributed to shareholders on or about April 11, 2003.

      Shareholders who are not able to attend the Meeting in person should complete and sign the enclosed proxy form and return it to Computershare Trust Company of Canada, the Corporation’s registrar and transfer agent, in the pre-addressed envelope. To be effective, proxies must be received before 5:00 p.m. (Eastern Daylight Time) on May 6, 2003 by Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, Toronto ON M5J 2Y1. Shareholders whose shares are held by a nominee may receive either a voting instruction form or form of proxy and should follow the instructions provided by the nominee.

APPOINTMENT OF PROXYHOLDER

      Any shareholder has the right to appoint a person (who need not be a shareholder) other than the persons designated in the enclosed form of proxy to attend and to vote and to act for and on behalf of the shareholder at the Meeting. In order to do so, the shareholder may insert the name of such other person in the blank space provided in the proxy, or use another form of proxy.

EXERCISE OF VOTE BY PROXY

      The shares represented by properly executed proxies will be voted or withheld from voting in accordance with the instructions of the shareholder on any ballot that may be called for and, if the shareholder specifies a choice with respect to any matter to be acted upon, the shares shall be voted accordingly. Where a shareholder fails to specify a choice with respect to any matter referred to in the Notice of Meeting in a proxy appointing a management nominee (the nominees specified in the proxy enclosed with this Circular) as proxyholder, the shares represented by the proxy will be voted for or in favor of the matter to be voted upon.

      The enclosed proxy confers discretionary authority with respect to any amendments or variations to the matters referred to in the Notice of Meeting and any other matters, which may properly come before the Meeting.

VOTING BY BENEFICIAL SHAREHOLDERS

      Shareholders who hold shares through their brokers, intermediaries, trustees or other nominees (such shareholders being collectively called “Beneficial Shareholders”) should note that only proxies deposited by shareholders whose names appear on the share register of the Corporation may be recognized and acted upon at the Meeting. If shares are shown on an account statement provided to a Beneficial Shareholder by a broker, then in almost all cases the name of such Beneficial Shareholders will not appear on the share register of the Corporation. Such shares will most likely be registered in the name of the broker or an agent of the broker. In Canada, the vast majority of such shares will be registered in the name of “CDS & Co.”, the registration name of The Canadian Depositary for Securities Limited, which acts as a nominee for many brokerage firms. Such shares can only be voted by brokers, agents or nominees and can only be voted by them in accordance with instructions received from Beneficial Shareholders. As a result, Beneficial Shareholders should carefully review the voting instructions provided by their broker, agent or nominee with this Management Proxy Circular and ensure they communicate how they would like their shares voted in accordance with those instructions.

      Applicable regulatory policies require brokers and intermediaries to seek voting instructions from Beneficial Shareholders in advance of shareholders’ meetings. Each broker or intermediary has its own mailing procedures and provides its own return instructions to clients. The purpose of the form of proxy or voting instruction form provided to a Beneficial Shareholder by its broker, agent or nominee is limited to instructing the registered holder of the relevant shares on how to vote such shares on behalf of the Beneficial Shareholder. Most brokers now delegate responsibility for obtaining instructions from clients to Independent Investor Communications Corporation (“IICC”). IICC typically supplies a voting instruction form, mails those forms to Beneficial Shareholders and asks those Beneficial Shareholders to return the forms to IICC or follow specific telephone or other voting procedures. IICC then tabulates the results of all instructions received by it and provides appropriate instructions respecting the voting of shares at the Meeting. A Beneficial Shareholder receiving a voting instruction form from IICC cannot use that form to vote shares directly at the Meeting. Instead, the voting instruction form must be returned to IICC or the alternate voting procedures must be completed well in advance of the Meeting in order to ensure such shares are voted.

      Although Beneficial Shareholders may not be recognized directly at the Meeting for the purpose of voting shares registered in the name of their broker, agent or nominee, a Beneficial Shareholder may attend the Meeting as a proxyholder for a shareholder and vote shares in that capacity. As a result, Beneficial Shareholders who wish to attend the Meeting and indirectly vote their shares as proxyholder for the registered shareholder should contact their broker, agent or nominee well in advance of the Meeting to determine the steps necessary to permit them to indirectly vote their shares as a proxyholder.

REVOCATION OF PROXY

      In addition to revocation in any other manner permitted by law, under subsection 148(4) of the Canada Business Corporations Act, a shareholder who has executed a proxy has the power to revoke it by depositing an instrument in writing executed by the shareholder (or the shareholder’s attorney authorized in writing): (i) at the registered office of the Corporation at any time up to and including the last business day preceding the day of the Meeting (or any adjournment or postponement thereof), or (ii) with the Chairman of the Meeting on the day of the Meeting (or any adjournment or postponement thereof).

VOTING SHARES AND PRINCIPAL HOLDERS

      As of March 24, 2003, there were outstanding 98,986,774 common shares of the Corporation. Holders of record of common shares in the capital of the Corporation (the “Common Shares”) at the close of business on March 24, 2003 are entitled to one vote for each Common Share held, except to the extent that subsequent transferees become entitled to vote by complying with the Canada Business Corporations Act.

      The following table shows, as of March 24, 2003, each person who, to the knowledge of the Corporation, its directors or officers, beneficially owns, directly or indirectly, or exercises control or direction over, in excess of 10% of any class of voting securities of the Corporation:

Class of	Name and Address of	Amount and Nature of	Percent
Securities	Beneficial Owner	Beneficial Ownership	of Class

Common	Fidelity Management and Research Corporation One Federal Street Boston, MA	14,843,102 Shared Voting and Dispositive Power(1)	15%

Notes

(1)	Total shares owned is 14,843,102, which includes the sole voting power over 1,780,537 shares.

ELECTION OF DIRECTORS

      Pursuant to the articles of incorporation of the Corporation, the board of directors of the Corporation (the “Board of Directors”) consists of a minimum of three directors and a maximum of ten directors; the Board of Directors determines the number of directors within this range. The number of directors is currently fixed at six.

      The persons named in the enclosed form of proxy intend to vote for the election of the six nominees listed in the following table, all of whom are now members of the Board of Directors and have been for the periods indicated. It is not anticipated that any of these nominees will be unable to serve as directors, but if that should occur for any reason prior to the Meeting, the persons named in the enclosed form of proxy shall be entitled to vote for any other nominees in their discretion.

      Each director elected at the meeting will hold office until the next Annual Meeting of Shareholders or until his or her successor is elected or appointed.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

Name and Municipality of Residence	Director Since	Shares Owned(1)

John A. Eckersley(2)	1996	3,000
West Vancouver, British Columbia
Mr. Eckersley is a private investor. Prior to October 1995, he was Vice-President, Secretary and General Counsel of Placer Dome Inc., a mining company.
Brian J. Kennedy(3)	1996	282,500
Reno, Nevada
Mr. Kennedy has been President and Chief Executive Officer of the Corporation since April 1996. He was President of FMC Gold Company, a predecessor of the Corporation, from May 1987 until June 1996. Mr. Kennedy is also a director and officer of certain subsidiaries of the Corporation.
Christopher R. Lattanzi(4)	1999	4,000
Toronto, Ontario
Mr. Lattanzi, elected to the Board of Directors in February 1999, is a mining engineer and for the past eleven years has been President of Micon International Limited, mineral industry consultants.
Malcolm W. MacNaught(4)	1997	8,000
Duxbury, Massachusetts
In 1996, Mr. MacNaught culminated his career with Fidelity Investments where he managed the Fidelity Select Precious Metals and Minerals Fund and the Fidelity Select American Gold Portfolio Fund. He also acted as Manager of Fidelity Advisor Global Resources. Mr. MacNaught is a private investor.
Carl L. Renzoni(2)	2000	5,000
Toronto, Ontario
Mr. Renzoni, appointed to the Board of Directors in November 2000, retired from BMO Nesbitt Burns in 2001, where he was employed since 1969 and most recently served as a Managing Director. He brings over 30 years experience in the securities business specializing in the mining industry.
David S. Robertson(2)(4)	1996	13,000
North York, Ontario
Dr. Robertson is currently an independent consultant in the mining industry, and his distinguished career has spanned over 30 years. He has served as a director for several mining companies, and as president of the Canadian Institute of Mining, Metallurgy and Petroleum.

Notes

(1)	Information as to the number of shares of each class of voting shares of the Corporation and any of the Corporation’s subsidiaries beneficially owned, directly or indirectly, or over which control or direction is exercised, is not within the knowledge of management and has been furnished by the respective nominees, as of March 24, 2003.

(2)	Member of Audit Committee.

(3)	Includes the following restricted shares:

(a)	44,634 shares will vest on July 24, 2003
(b)	46,134 will vest as follows:	23,066 shares on July 28, 2003
23,068 shares on July 28, 2004
(c)	31,100 will vest as follows:	10,366 shares on July 22, 2003
10,366 shares on July 22, 2004
10,368 shares on July 22, 2005

(4)	Member of Compensation Committee.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

The Board of Directors

      The Board of Directors is responsible for the supervision of the management of the Corporation’s business and affairs. It has the statutory authority and obligation to protect and enhance the assets of the Corporation in the interest of all shareholders. The Board of Directors believes in the principles of maintaining an independent and effective board of directors, assumption by the board of stewardship of the Corporation and compliance, to the extent practicable for the Corporation, with the guidelines adopted by the Toronto Stock Exchange Committee on Corporate Governance (the “TSX Guidelines”).

      While management is responsible for day-to-day operations, the Board of Directors has assumed the stewardship of the Corporation. This includes responsibility for: (a) adoption of a strategic planning process; (b) identifying principal risks of the Corporation’s business and ensuring implementation of appropriate systems to manage those risks; (c) succession planning, including appointing and monitoring senior management; (d) a communications policy; and (e) integrity of the Corporation’s internal control and management information systems.

      New directors are provided with substantial reference material relating to the Corporation’s strategies, business plan and recent performance, as well as their responsibilities as directors. Specific briefing sessions from appropriate senior management personnel take place regularly at meetings of the Board of Directors.

      The Board of Directors met seven times in 2002.

Board Composition and Independence from Management

      The Corporation’s policy is that a majority of the members of the Board of Directors be “unrelated”, within the meaning of the TSX Guidelines, which means that the Board of Directors must remain independent of management and free from any interest and any business or other relationship which could, or could be perceived to, interfere with a director’s independence. In its determination as to whether a particular director is a “related director”, the Board of Directors examines the individual circumstances of each director and the relationship of the director to management and to the Corporation. The Board of Directors is of the view that five of the six present directors are independent of management and unrelated for purposes of the TSX Guidelines, the exception being Mr. Brian J. Kennedy, the President and Chief Executive Officer of the Corporation. At the Meeting, a slate of six individuals is being proposed for election by the shareholders. Five of the nominees qualify as unrelated directors.

      The Corporation’s practice is to maintain a non-executive Chairman of the Board of Directors to ensure that the Board of Directors can function independently of management. The current Chairman of the Board of Directors, David S. Robertson, qualifies as an unrelated director.

      The current composition of the Board of Directors reflects a breadth of background and experience that is important for effective governance of a company in the mining industry. Additional nominees to the Board of Directors would be expected to possess backgrounds and/or experience to complement that of the Board of Directors.

Board Committees

      The Corporation has two committees, Audit Committee and Compensation Committee. The Audit Committee, on behalf of the Board of Directors, has responsibility for: (a) reviewing the financial statements of the Corporation and recommending whether such statements should be approved by the Board of Directors; (b) recommending to the Board of Directors annually or as they may otherwise determine, a duly qualified auditor; (c) reviewing the scope of the audit to be conducted by the external and internal auditors of the Corporation; (d) reviewing the auditors’ fees and assessing the performance of external and internal auditors and the nature and cost of other services provided by such auditors; (e) reviewing all public disclosure documents containing financial information before release; (f) reviewing all post-audit or management letters containing material recommendations of the external auditor and management’s response in respect of any identified material weakness; and (g) having such other duties, powers and authorities as the Board of Directors may delegate to the Committee from time to time. The members of the Committee have the right, for the purpose of performing their duties, to inspect all the books and records of the Corporation and its affiliates, and of discussing such accounts and records and any matters relating to the financial position or condition of the Corporation with the auditors of the Corporation or its affiliates.

      The Audit Committee is composed of three (3) unrelated directors. This Committee has the following members: John A. Eckersley (Chairman), David S. Robertson, and Carl L. Renzoni.

      The Compensation Committee has responsibility for: (a) fixing the compensation of the President and Chief Executive Officer and approving the compensation of the other officers of the Corporation; (b) exercising the powers conferred on it by the Board of Directors with respect to option and share purchase plans; and (c) reviewing annually, or more often if it deems appropriate, succession plans for key executives, performance appraisals (having regard to the criteria referred to under “Executive Annual Incentive Plan”), development of senior officers, senior management organization and reporting structure, contingency plans in the event of the unexpected disability of key executives, and performance and funding of pensions and other benefits.

      The Compensation Committee is composed of three (3) unrelated directors. This Committee has the following members: Malcolm W. MacNaught (Chairman), Christopher R. Lattanzi, and David S. Robertson.

      As additional members join the Board of Directors and as the needs of the Corporation change, the Board of Directors will review the need for, and establish as appropriate, additional committees.

Decisions Requiring Board Approval

      Approval of annual budgets and major acquisitions, investments and expenditures, as well as all significant matters outside the ordinary course of business and matters requiring such approval under applicable law, are subject to review and approval by the Board of Directors.

Board Performance

      The Chairman of the Board of Directors provides leadership for the effective performance of the Board of Directors.

Shareholder Communications

      The Corporation maintains shareholder communications through an investor relations program.

The Board’s Expectations of Management

      The Board of Directors through the Compensation Committee conducts an annual performance evaluation of the President and Chief Executive Officer and establishes a list of objectives for the ensuing year.

      The Board of Directors expects management to provide information and maintain processes, which enable the Board of Directors to identify issues, challenges and opportunities for the Corporation and to otherwise discharge its responsibilities.

      This statement of corporate governance practices has been developed and approved by the Board of Directors.

STATEMENT OF EXECUTIVE COMPENSATION

Summary Compensation

      The following table sets forth, for the periods indicated, information concerning compensation earned during such periods by the Corporation’s Chief Executive Officer and by the Corporation’s four other most highly compensated executive officers (excluding the Chief Executive Officer) who were serving as executive officers on December 31, 2002 (the “Named Executive Officers”).

Summary Compensation Table(1)

					Long-Term Compensation
		Annual Compensation
						($)
				($)	Securities	Restricted	($)
		($)	($)	Other Annual	under Options	Shares	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation(2)(4)	Granted(5)	Granted(3)(5)	Compensation

Brian J. Kennedy	2002	409,500	350,000	11,000	46,700	482,050	nil
President and Chief	2001	375,000	292,348	10,500	103,700	567,440	nil
Executive Officer	2000	312,374	214,757	10,500	199,900	920,563	nil
Edward H. Colt(2)	2002	234,439	150,472	11,000	20,200	209,250	nil
Executive Vice President	2001	200,000	128,267	10,000	43,400	237,800	nil
	2000	174,528	100,808	9,308	76,400	352,000	nil
Gonzalo F. Tufino(2)	2002	174,300	115,000	8,715	14,100	145,700	nil
Vice President, Development	2001	166,000	96,891	3,583	32,700	178,760	nil
	2000	143,000	74,360	111,494	62,600	288,750	nil
Edgar A. Smith(2)	2002	155,400	105,000	41,958	13,100	134,850	nil
Vice President & General	2001	148,000	91,184	43,821	31,400	171,380	nil
Manager, El Peñón	2000	140,010	84,142	51,891	61,700	284,625	nil
Wayne M. Hubert	2002	152,250	95,430	7,613	12,900	133,300	nil
Vice President, Corporate	2001	145,000	61,876	10,500	30,000	190,159	nil
Development & Investor	2000	110,880	32,377	8,316	24,300	101,875	nil
Relations

Notes:

(1)	All figures, other than numbers of options granted, are expressed in U.S. dollars.

(2)	Consists of matching payments to a 401(k) Thrift Plan established by a subsidiary of the Corporation. Excludes any perquisites and other benefits not greater than the lesser of Cdn. $50,000 and 10% of the Named Executive Officer’s total annual salary and bonus. In the case of Mr. Tufino (2000) and Mr. Smith (2000, 2001 and 2002), it also includes premiums associated with expatriate agreements.

(3)	Stated in terms of the dollar value (net of consideration paid by the Named Executive Officers) of Restricted Shares (calculated by multiplying the closing market price of the Corporation’s unrestricted shares on the date of grant by the number of Restricted Shares awarded). At the end of the most recently completed financial year, the total number and value of the aggregate holdings of Restricted Shares, calculated in accordance with the foregoing is 84,000 and $1,302,000 respectively, of which 71,300 and $1,105,150 were granted to the Named Executive Officers. All of these Restricted Shares vest in whole or in part in less than three (3) years and the vesting schedule is as follows: a third vested at each of the first, second and third anniversaries. No dividends or dividend equivalents were declared payable during the most recently completed financial year on the Restricted Shares disclosed.

(4)	Any amount of salary or bonus earned in any covered year that was foregone at the election of the Named Executive Officer under a program of the Corporation under which stock, stock-based or other forms of non-cash compensation may be received in lieu of a portion of annual compensation is reflected in the appropriate column of the table corresponding to the relevant year.

(5)	None of the securities under Options Granted or Restricted Shares carry a right to receive dividends of a preferential or above-market rate.

Long-Term Incentive Plan

      There were no awards or payouts to the Named Executive Officers during the financial year ended December 31, 2002 under any arrangements of the Corporation, which would constitute a long-term incentive plan.

Grants of Options/ Restricted Shares

      The following table provides information concerning grants of stock options and restricted shares under the Corporation’s Share Incentive Plan (as such term is determined under the section entitled “Amendments to Share Incentive Plan”) to the Named Executive Officers during the financial year ended December 31, 2002.

						Restricted Shares
	Stock Options
				($)	($) Value			($) Value
	#	% of	Expiration	Exercise	at Grant	#	% of	at Grant
Name	Granted	Total	Date	Price(1)	Date	Granted	Total	Date(2)

Brian J. Kennedy	46,700	24.6%	July 22, 2012	17.00	15.50	31,100	37.0%	17.00
Edward H. Colt	20,200	10.6%	July 22, 2012	17.00	15.50	13,500	16.1%	17.00
Gonzalo F. Tufino	14,100	7.4%	July 22, 2012	17.00	15.50	9,400	11.2%	17.00
Edgar A. Smith	13,100	6.9%	July 22, 2012	17.00	15.50	8,700	10.3%	17.00
Wayne M. Hubert	12,900	6.8%	July 22, 2012	17.00	15.50	8,600	10.2%	17.00

Notes

(1)	Exercise Price and Value per security are expressed in U.S. dollars. All exercise prices are the closing price of the Common Shares of the Corporation on the New York Stock Exchange on the trading day prior to the grant.

(2)	This figure is the closing price per Common Share of the Corporation on the New York Stock Exchange on the trading day prior to the grant.

Option Exercises and Year-End Option Values

      The following table provides information concerning: (a) options exercised by any Named Executive Officer during the financial year ended December 31, 2002; and (b) the number and the value at December 31, 2002 of unexercised options held by the Named Executive Officers. In the table, “exercisable” options are those for which the vesting period or conditions, if any, have been met, and “in the money” options are those where the exercise price was less than the market price of the Common Shares at the close of business on December 31, 2002.

					Value of Unexercised
	Options Exercised		Unexercised Options		In-the-money Options(1)

	Securities	($) Aggregate		Not	($)	($) Not
Name	Acquired	Value(1)	Exercisable	Exercisable	Exercisable	Exercisable

Brian J. Kennedy	150,000	541,830	663,082	182,468	11,690,135	3,216,911
Edward H. Colt	118,300	522,038	153,299	74,601	2,702,661	1,315,216
Gonzalo F. Tufino	83,817	452,928	51,100	56,767	900,893	1,000,802
Edgar A. Smith	31,734	119,003	132,149	54,601	2,329,787	962,616
Wayne M. Hubert	50,750	224,422	41,899	41,001	738,679	722,848

Note

(1)	All figures relating to “value” are expressed in U.S. dollars.

Pension Plans

      The Named Executive Officers are participants in a defined benefit pension plan of Meridian Gold Company, the Corporation’s principal operating subsidiary. The following table provides information concerning the total annual retirement benefit payable under these arrangements at retirement (normally age 65).

	Years of Service(1)

Final Earnings(1)	10	15	20	25	30

$100,000	$12,802	$19,202	$25,603	$32,004	$38,405
150,000	20,302	30,452	40,603	50,754	60,905
200,000	27,802	41,702	55,603	69,504	83,405
250,000	35,302	52,952	70,603	88,254	105,905
300,000	42,802	64,202	85,603	107,004	128,405
400,000	57,802	86,702	115,603	144,504	173,405
500,000	72,802	109,202	145,603	182,004	218,405
600,000	87,802	131,702	175,603	219,504	263,405
700,000	102,802	154,202	205,603	257,004	308,405
800,000	117,802	176,702	235,603	294,504	353,405

Note

(1)	All figures are expressed in U.S. dollars.

      Compensation covered by this plan includes only the remuneration appearing in the “Salary” and “Bonus” columns in the Summary Compensation Table. Benefits are not subject to any deduction for social security or other offset amounts. The Named Executive Officers have the following number of years of service credited: Mr. Kennedy, 29, Mr. Colt, 17, Mr. Hubert, 10, Mr. Tufino, 5, and Mr. Smith, 4. Credited years of service, in the case of Messers. Colt, Kennedy and Hubert include service with FMC Gold Company, the Corporation’s predecessor.

Employment Contracts

      Each of the Named Executive Officers has entered into an employment contract with the Corporation or Meridian Gold Company. Each of these contracts has a term of three to five years, with renewal for up to five years at the option of the Company and Named Executive Officers. Compensation is comprised of base salary, bonus and stock options, generally at the discretion of the Board of Directors of the Corporation, together with certain benefits. The employment contracts also provide for certain payments to the employee upon certain defined events of termination of employment (including termination or a change of responsibility after a change of control of the Corporation). These payments range from 18 months to 36 months of the employee’s regular monthly compensation.

Composition of the Compensation Committee

      In 2002, the Compensation Committee of the Corporation performed the functions of determining compensation of the Corporation’s executive officers, including the Named Executive Officers. In 2002, the Compensation Committee was comprised of David S. Robertson, Malcolm W. MacNaught, and Christopher R. Lattanzi. The report of the Compensation Committee on these matters is set forth below.

      As noted elsewhere above, Brian J. Kennedy, one of the directors, is President and Chief Executive Officer. Mr. Kennedy always absented himself from the voting of the Board of Directors, which related to his compensation and did not participate in the Board of Directors’ determinations in respect of his compensation. None of the other members of the Board of Directors of the Corporation are or were officers or employees of the Corporation or its subsidiaries (with the exception of the Chairman of the Board of Directors, who is deemed to be an officer of the Corporation).

Report on Executive Compensation

Compensation Philosophy

      The Corporation’s principal goal is to create value for its shareholders. The Corporation believes that directors, officers and employees should have their benefits aligned with both the short and long term interests of the shareholders.

      The compensation of the Corporation’s executive officers is comprised of three components: base salary, annual cash bonus, and long-term incentive in the form of stock options. It is structured to be competitive with a select group of comparative North American gold mining companies. A portion of the annual cash bonus is directly related to the overall performance of the Corporation with respect to relative share price performance, cost factors and reserve/ resource expansion.

      Cash bonuses and stock options are directly related to company performance and the individual’s contribution. The Corporation strongly believes that annual incentives and stock options play an important role in increasing shareholder value.

Base Salary

      To ensure that the Corporation is capable of attracting, motivating and retaining individuals with exceptional executive skills, cash compensation is reviewed and adjusted annually, based primarily on individual and corporate performance, as well as compensation practices of similar gold mining companies.

      The Board of Directors approved salaries and a bonus plan (the “Bonus Plan”) for the Corporation’s executives for 1999 and subsequent years, based on the Board of Director’s own determination and discussion, a report commissioned in 1998 by an independent consultant and the recommendations of management and the Compensation Committee of the Board of Directors (which recommendations were endorsed by the Board of Directors), which were in turn based on enumerated and weighted objectives for each. In all such cases, Mr. Kennedy absented himself from the Board of Directors’ determinations of compensation of the Corporation’s President and Chief Executive Officer.

Stock Options and Restricted Shares

      The purpose of the Corporation’s stock option and restricted shares plan is to develop the interest and incentive of eligible employees, officers and directors in the Corporation’s growth and development by giving an opportunity to purchase Common Shares on a favorable basis, thereby advancing the interests of the Corporation, enhancing the value of the Common Shares for the benefit of all shareholders and increasing the ability of the Corporation to attract and retain skilled and motivated individuals.

      Stock options and restricted shares are granted in accordance with the stock option plan approved by the shareholders at not less than the closing price of the Common Shares on the business day immediately prior to the date of grant.

President and Chief Executive Officer

      The Compensation Committee and the Board of Directors continue to be of the view that Mr. Kennedy provides the leadership that permitted the Corporation to prosper in 2002 and in making their compensation decision they considered other factors, including his contribution to the business performance and anticipated future performance of the Corporation.

      The overall performance of the Corporation with respect to relative share price performance, cost factors and resource/reserve expansion is the determinate of 75 percent of the variable compensation of the President and CEO. An additional 25 percent of the variable compensation of the President and CEO is based on achievement of specific objectives agreed upon by the Board of Directors on an annual basis and personal contribution as determined by the Compensation Committee.

      In consideration of Mr. Kennedy’s contribution to the Corporation, Mr. Kennedy received a salary of $409,500, was awarded a cash bonus of $350,000, received options to purchase 46,700 Common Shares, and was granted 31,100 Restricted Common Shares, which will fully vest three (3) years from the grant date.

      The Compensation Committee has also approved those executive officers of the Corporation and its subsidiaries that will be eligible to participate in the Bonus Plan in 2003, together with enumerated and weighted objectives for each of these executive officers for 2003. Each of these sets of objectives includes a component of the Corporation’s share performance, which will be calculated by comparing the trading prices of the Corporation’s Common Shares against a weighted basket of shares of a list of comparable companies.

      Going forward, the Compensation Committee and, as appropriate, the Board of Directors, will address other issues relating to executive compensation, including the relative emphasis on the components of executive compensation, including compensation for the Corporation’s President and Chief Executive Officer.

Performance Graph

      The following graph charts performance of an investment in the Common Shares of the Corporation against the S&P/TSX Composite Index and the TSX Gold and Precious Metals Sub-Index, assuming an investment of $100 on December 31, 1997. The Corporation paid no dividends during this period.

(1)	In 2002, the S&P/TSX Composite Index replaced the TSX 300 Index.

Compensation of Directors

      The non-executive Chairman of the Board of Directors receives an annual retainer of U.S.$50,000; other directors of the Corporation who are not employees of the Corporation or its affiliates receive an annual retainer of U.S.$20,000, plus an additional U.S.$2,500 for each committee for which such director serves as chairman. All directors of the Corporation receive a fee of (a) U.S.$1,000 for attending in person each meeting of the Board of Directors or a committee thereof, and (b) U.S.$500, which amount may be adjusted at the discretion of the Chairman of the Corporation or Committee, as applicable, (but shall not exceed U.S.$1,000), for participation at each meeting of the Board of Directors or a Committee held by telephone conference, plus reimbursement of expenses in each case. Directors are also eligible to receive grants under the Corporation’s Share Incentive Plan (as defined in this Circular under the section “Amendment to Share Incentive Plan”). The aggregate compensation paid to the Board of Directors during 2002 was U.S.$174,541.67. In 2002, each of the following directors was granted the option to purchase 1,900 Common Shares of the Corporation: Mr. Eckersley, Mr. Lattanzi, Mr. MacNaught, and Mr. Renzoni. Also in 2002, Mr. Robertson was granted the option to purchase 3,800 Common Shares of the Corporation.

Directors’ and Officers’ Insurance

      The Corporation maintains directors’ and officers’ liability insurance for the benefit of the directors and officers of the Corporation and certain subsidiaries. The current annual policy limit is U.S.$40,000,000. Protection is provided to directors and officers for wrongful acts or omissions done or committed during the course of their duties as such. Under the insurance coverage, the Corporation is reimbursed for payments, which it is required or permitted to make to its directors and officers to indemnify them, subject to a deductible of U.S.$250,000 per loss. Individual directors and officers are reimbursed for losses incurred in their capacities as such, which are not subject to a deductible. The annual premium for the period January 1, 2002 to December 31, 2002 was U.S.$217,782, all of which was paid by the Corporation.

INDEBTEDNESS OF DIRECTORS AND OFFICERS

      None of the directors or officers of the Corporation, nor any proposed nominees for election as directors, or any associate or affiliate of any such person, is or has been indebted to the Corporation or any of its subsidiaries at any time since January 1, 2002, or is or has been indebted to another entity since January 1, 2002, where the indebtedness to such other entity is or was the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Corporation of any of its subsidiaries. This excludes any indebtedness of the directors or officers to the Corporation for amounts owing to purchases subject to usual trade terms, for ordinary travel and expense advances, and for other transactions in the ordinary course of business.

INTERESTS IN MATERIAL TRANSACTIONS

      None of the directors or officers of the Corporation, nor any proposed nominees for election as directors, nor any associate or affiliate of any such person, had any direct or indirect material interest, since January 1, 2002, in respect of any matter that has materially affected or will materially affect the Corporation or any of its subsidiaries.

APPOINTMENT OF AUDITORS

      Unless otherwise instructed, the persons named in the enclosed form of proxy intend to vote such proxy in favor of the reappointment of KPMG LLP as auditors of the Corporation to hold office until the next annual meeting of shareholders and the authorization of the Board of Directors to fix their remuneration. KPMG LLP has been an auditor of the Corporation since July 1996.

      Representatives of KPMG LLP will attend the Meeting, will have the opportunity to make a statement if they desire to do so, and will respond to any appropriate questions.

      During the period January 1, 2002 to December 31, 2002 the Corporation paid KPMG LLP $444,904 and $504,300 for audit and tax services, respectively.

      The Board of Directors recommends that shareholders vote in favor of the appointment of KPMG LLP as auditors of the Corporation.

PARTICULARS OF MATTERS TO BE ACTED UPON

Replacement of By-Law No. 1

      The Corporation is governed by the Canadian Business Corporations Act (the “CBCA”). The CBCA has been recently amended to be more consistent with current business practice, to clarify uncertainties and to implement technical changes.

      The Board of Directors has replaced By-Law No. 1 to reflect the CBCA amendments in its general by-law. The new By-Law No. 1 (the “New By-Law No. 1”) took effect on February 21, 2003, the date of the directors’ resolution adopting New By-Law No. 1, but will cease to be effective unless confirmed at the Meeting by an ordinary resolution of the shareholders.

      New By-Law No. 1 is reproduced as Schedule “A” to this Circular. The most significant changes in the CBCA, which have been adopted in New By-Law No. 1, are discussed below, but shareholders are urged to read New By-Law No. 1 in its entirety.

      The CBCA, subject to certain exceptions that do not apply to the Corporation, now requires that only 25% of the directors be resident Canadians and if there are fewer than four directors only one must be a resident Canadian. The CBCA no longer requires committees of the board to have any resident Canadian directors.

      The CBCA now permits the delivery of proxy materials and certain other information, the holding of entire shareholders meetings and the participation and voting at meetings by shareholders, all by electronic means. Subject to applicable securities legislation, it is now the option of a corporation to satisfy, by electronic means, its obligations to deliver documents to shareholders who elect to utilize this means of communication.

      The CBCA, as amended, permits a corporation to indemnify a director or officer, or a person acting in a similar capacity, of any body corporate, partnership, a trust or joint venture or other entity and no longer requires that the corporation have a shareholding or other financial interest in that entity. The CBCA, as amended, expressly allows a corporation to advance funds to a director or officer to defray the costs and expenses of that individual’s involvement in proceedings pending final adjudication. Advances must be repaid by the director or officer receiving them if it is determined, in the case of civil proceedings that he or she did not have good reason to believe that his or her conduct was in compliance with the CBCA. The CBCA allows indemnification of directors and officers involved in investigative proceedings and it is sufficient grounds to indemnify them if the authority conducting the proceeding determines that the director or officer did not commit a fault or omit to do anything that he or she ought to have done.

      The shareholders are being asked to consider and vote upon an ordinary resolution confirming the above-mentioned New By-Law No. 1. Accordingly, the shareholders will be asked at the Meeting to pass an ordinary resolution in the following terms:

“RESOLVED, as an ordinary resolution, that By-Law No. 1 of the Corporation, being the by-law relating generally to the conduct of the affairs of the Corporation is repealed and New By-Law No. 1, which was approved by the Board of Directors, is hereby confirmed as By-Law No. 1 of the Corporation.”

      It is intended to vote the Common Shares represented by the proxies solicited by management in respect of the Meeting for the repeal of By-Law No. 1 and approval and confirmation of New By-Law No. 1.

      The Board of Directors unanimously recommends that shareholders vote in favor of repealing By-Law No. 1 and approving and confirming New By-Law No. 1.

GENERAL

      The information contained in this Circular is given as of March 24, 2003 and is expressed in United States dollars, except as otherwise indicated.

      Management knows of no matters to come before the Meeting other than the matters referred to in the Notice of Meeting. If any matters, which are not known, should properly come before the Meeting, proxies will be voted on matters in accordance with the best judgment of the person voting.

      The Corporation’s 2002 Annual Report is being mailed to shareholders with the Notice of Meeting and this Circular. The Corporation will provide to any person, upon written request, a copy of the Corporation’s latest Annual Information Form (“AIF”), any documents incorporated in the AIF by reference, interim financial statements for periods after December 31, 2002 (when available), as well as a copy of this Circular. Written requests for these documents should be addressed to Investor Relations, Meridian Gold Inc., 9670 Gateway Drive, Suite 200, Reno, Nevada, U.S.A. 89521-3952. If the person requesting the documents is not a shareholder, he or she may be required to pay a reasonable charge for the document.

      The Corporation’s registered office is located at Suite 3900, 1st Canadian Place, 100 King St. West, Toronto, Ontario, Canada M5X 1B2.

DIRECTOR’S APPROVAL

      The contents and sending of this Circular have been approved by the Board of Directors of the Corporation and a copy of this Circular has been sent to each director, each shareholder and KPMG LLP as auditor of the Corporation.

Edward H. Colt
Secretary

Reno, Nevada, April 11, 2003

SCHEDULE “A”

MERIDIAN GOLD INC.

BY-LAW NO. 1

A by-law relating generally to the conduct of the affairs of the Corporation.

INTERPRETATION

1.     Interpretation

      In this by-law and all other by-laws of the Corporation, unless the context otherwise specifies or requires:

(a) “Act” means the Canada Business Corporations Act, R.S.C. 1985, c. C-44 as from time to time amended and every statute that may be substituted therefor and, in the case of such substitution, any references in the by-laws of the Corporation to provisions of the Act shall be read as references to the substituted provisions therefor in the new statute or statutes;

(b) “Regulations” means the Regulations under the Act as published or from time to time amended and every regulation that may be substituted therefore and, in the case of such substitution, any references in the by-laws of the Corporation to provisions of the Regulations shall be read as references to the substituted provisions therefor in the new regulations;

(c) “by-law” means any by-law of the Corporation from time to time in force and effect;

(d) all terms which are contained in the by-laws and which are defined in the Act or the Regulations shall have the meanings given to such terms in the Act or the Regulations;

(e) words importing the singular number only shall include the plural and vice versa and words importing a specific gender shall include the other genders; and

(f) the headings used in the by-laws are inserted for reference purposes only are not to be considered or taken into account in construing the terms or provisions thereof or to be deemed in any way to clarify, modify or explain the effect of any such terms or provisions.

REGISTERED OFFICE AND SEAL

2.     (a) Registered Office

      The registered office of the Corporation shall be in the province in Canada specified in its articles. The directors may change the place and address of the registered office within such province from time to time.

2.     (b) Seal

      The Corporation may, but need not, adopt a corporate seal, and may change a corporate seal that is adopted. Any corporate seal adopted for the Corporation shall be such as the board of directors may by resolution from time to time approve.

DIRECTORS

3.     Number and Duties

      Subject to any unanimous shareholder agreement, the directors shall manage, or supervise the management of, the business and affairs of the Corporation. The board of directors shall consist of the number of directors set out in the articles of the Corporation or, where a minimum and maximum number is provided for in the articles, such number of directors as shall be determined from time to time by ordinary resolution of the shareholders or if the resolution of the shareholders empowers the directors to determine such number, then by resolution of the directors. Subject to the Act, at least twenty-five per cent of the directors shall be resident Canadians. However, subject to the Act, if the Corporation has less than four directors, at least one director shall be a resident Canadian. If the Corporation is a distributing corporation and any of its securities remain outstanding and are held by more than one person, at least a majority of the directors shall not be officers or employees of the Corporation or any affiliate of the Corporation or have a material relationship with the Corporation.

4.     Term of Office

      A director’s term of office (subject to (a) the provisions of the articles of the Corporation; (b) the provisions of the Act; (c) any unanimous shareholder agreement; and (d) any expressly stated term of office) shall be from the date on which the director is elected or appointed until the annual meeting next following.

5.     Vacation of Office

      A director of the Corporation ceases to hold office when the director: (a) becomes bankrupt; (b) is found to be of unsound mind by a court in Canada or elsewhere; (c) by notice in writing to the Corporation, resigns, which resignation shall be effective at the time it is received by the Corporation or at the time specified in the notice, whichever is later; (d) dies; or (e) is removed from office by the shareholders in accordance with paragraph 6.

6.     Election and Removal

      Subject to the Act, the shareholders of the Corporation shall elect, at each succeeding annual meeting of shareholders at which an election of directors is required, directors to hold office for a term expiring not later than the close of the first annual meeting of shareholders following the election. A director not elected for an expressly stated term ceases to hold office at the close of the first annual meeting of shareholders following the director’s election, but, if qualified, is eligible for re-election. If directors are not elected at a meeting of shareholders, the incumbent directors continue in office until their successors are elected. Provided always that, subject to the Act, the shareholders of the Corporation may, by ordinary resolution passed at a special meeting of shareholders, remove any director or directors from office and a vacancy created by the removal of a director may be filled at the meeting of the shareholders at which the director is removed.

7.     Committees of Directors

      The directors may appoint from among their number a committee or committees and subject to the Act may delegate to any such committee any of the powers of the directors. Subject to the by-laws and any resolution of the board of directors, any committee of directors may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit and may from time to time adopt, amend or repeal rules or procedures in this regard. Subject to the Act, except to the extent otherwise determined by the board of directors or, failing such determination, as determined by such committee of directors, the provisions of paragraphs 9 to 17, inclusive, shall apply, mutatis mutandis, to such committee.

8.     Audit Committee

      If any of the issued and outstanding securities of the Corporation are part of a distribution to the public, the board of directors shall elect annually from among their number an audit committee to be composed of not fewer than three directors, none of whom are officers or employees of the Corporation or any of its affiliates. Each member of the audit committee shall serve during the pleasure of the board of directors and, in any event, only so long as he shall be a director. The directors may fill vacancies in the audit committee by election from among their number. The audit committee shall have the power to fix its quorum at not less than a majority of its members and to determine its own rules of procedure subject to any regulations imposed by the board of directors from time to time and to the following provision. The auditor of the Corporation is entitled to receive notice of every meeting of the audit committee and, at the expense of the Corporation, to attend and be heard thereat; and, if so requested by a member of the audit committee, shall attend every meeting of the committee held during the term of office of the auditor. The auditor of the Corporation or any member of the audit committee may call a meeting of the committee. The audit committee shall review the financial statements of the Corporation prior to the approval thereof by the board of directors and shall have such other powers and duties as may from time to time by resolution be assigned to it by the board.

MEETINGS OF DIRECTORS

9.     Place of Meeting

      Meetings of the directors may be held at the registered office of the Corporation or at any other place within or outside Canada.

10.     Notice

      A meeting of directors may be convened by the Chair of the Board, the Vice-Chair, the President or any two directors at any time, and the Secretary, when directed or authorized by any of such officers or any two directors, shall convene a meeting of directors. The notice of any meeting convened as aforesaid need not specify the purpose of or the business to be transacted at the meeting, except for any of the matters set out in Section 115(3) of the Act.

      Notice of any such meeting shall be served in the manner specified in paragraphs 55 or 65 of this by-law not less than two days (exclusive of the day on which the notice is delivered or sent but inclusive of the day for which notice is given) before the meeting is to take place; provided always that a director may in any manner waive notice of a meeting of directors (whether before or after such meeting) and attendance of a director at a meeting of directors shall constitute a waiver of notice of the meeting except where a director attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called; provided further that meetings of directors may be held at any time without notice if all the directors are present (except where a director attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called) or if all of the absent directors waive notice before or after the date of such meeting.

      If the first meeting of the directors following the election of directors by the shareholders is held immediately thereafter, then for such meeting or for a meeting of the directors at which a director is appointed to fill a vacancy in the board, no notice shall be necessary to such elected or appointed directors or directors in order to legally constitute the meeting, provided that a quorum of the directors is present.

11.     Omission of Notice

      The accidental omission to give notice of any meeting of directors to, or the non-receipt of any notice by, any person shall not invalidate any resolution passed or any proceeding taken at such meeting.

12.     Adjournment

      Any meeting of directors may be adjourned from time to time by the chair of the meeting to a fixed time and place. Notice of any adjourned meeting of directors is not required to be given if the time and place of the adjourned meeting is announced at the original meeting. Any adjourned meeting shall be duly constituted if held in accordance with the terms of the adjournment and a quorum is present thereat. The directors who formed a quorum at the original meeting are not required to form the quorum at the adjourned meeting. If there is no quorum present at the adjourned meeting, the original meeting shall be deemed to have terminated forthwith after its adjournment. Any business may be brought before or dealt with at any adjourned meeting, which might have been brought before or dealt with at the original meeting in accordance with the notice calling the same.

13.     Chair and Secretary

      The Chair of the Board, or in his absence, the Vice-Chair of the Board, or in his absence, the President or, in his absence, a Vice-President shall be chair of any meeting of the board. If none of the said officers is present, the directors present shall chose one of their number to be chair. The Secretary of the Corporation shall act as secretary of any meeting of the board and, if the Secretary of the Corporation is absent, the chair of the meeting shall appoint a person who need not be a director to act as secretary of the meeting.

14.     Quorum

      A majority of the number of directors fixed under paragraph 3 shall form a quorum for the transaction of business and, notwithstanding any vacancy among the directors; a quorum of directors may exercise all the powers of directors. No business shall be transacted at a meeting of directors unless a quorum of the board of directors is present and, except as otherwise permitted or restricted by the Act, at least twenty-five per cent of the directors present are resident Canadians or, if the Corporation has less than four directors, at least one of the directors present is a resident Canadian.

15.     Telephone Participation

      A director may, in accordance with the Regulations, if any, and if all of the directors of the Corporation consent, participate in a meeting of directors or of a committee of directors by means of such telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting. A director participating in such a meeting by such means is deemed to be present at that meeting.

16.     Voting

      Questions arising at any meeting of the board of directors shall be decided by a majority of votes. In case of an equality of votes the chair of the meeting in addition to his or her original vote shall be entitled to a second or casting vote.

17.     Resolution in Lieu of Meeting

      Notwithstanding any of the provisions of this by-law, but subject to the Act or any unanimous shareholder agreement, a resolution in writing, signed by all of the directors entitled to vote on that resolution at a meeting of the directors is as valid as if it had been passed at a meeting of the directors.

REMUNERATION OF DIRECTORS

18.     Remuneration of Directors

      The remuneration to be paid to the directors shall be such as the board of directors shall from time to time determine and such remuneration shall be in addition to the salary paid to any officer or employee of the Corporation who is also a member of the board of directors. The board of directors may also award special remuneration to any director undertaking any special services on the Corporation’s behalf other than the routine work ordinarily required of a director by the Corporation and the confirmation of any such resolution or resolutions by the shareholders shall not be required. The directors shall also be entitled to be paid their travelling and other expenses properly incurred by them in connection with the affairs of the Corporation.

SUBMISSION OF CONTRACTS OR

TRANSACTIONS TO SHAREHOLDERS FOR APPROVAL

19.	Submission of Contracts or Transactions to Shareholders for Approval

      The board of directors in its discretion may submit any contract, act or transaction for approval or ratification at any annual meeting of the shareholders or at any special meeting of the shareholders called for the purpose of considering the same and, subject to the provisions of the Act, any such contract, act or transaction that shall be approved or ratified or confirmed by a resolution passed by a majority of the votes cast at any such meeting (unless any different or additional requirement is imposed by the Act or by the Corporation’s articles or any other by-law) shall be as valid and as binding upon the Corporation and upon all the shareholders as though it had been approved, ratified or confirmed by every shareholder of the Corporation.

FOR THE PROTECTION OF DIRECTORS AND OFFICERS

20.     Conflict of Interest

      In supplement of and not by way of limitation upon any rights conferred upon directors and officers by the Act, no director or officer shall be disqualified by his or her office from, or vacate his or her office by reason of, holding any office or place of profit under the Corporation or under any body corporate in which the Corporation shall be a shareholder; nor shall any director or officer be liable to account to the Corporation or any of its shareholders or creditors for any profit arising from any such office or place of profit; and, subject to the provisions the Act, no contract or arrangement entered into by or on behalf of the Corporation in which any director or officer shall be in any way directly or indirectly interested shall be avoided or voidable and no director or officer shall be liable to account to the Corporation or any of its shareholders or creditors for any profit realized by or from any such contract or arrangement by reason of any fiduciary relationship.

      A director or officer of the Corporation who is a party to a material contract or transaction or proposed material contract or transaction with the Corporation, or is a director or an officer, or an individual acting in a similar capacity of, or has a material interest in, any person who is a party to a material contract or transaction or proposed material contract or transaction with the Corporation shall disclose the nature and extent of such interest at the time and in the manner provided in the Act. Except as provided in the Act, no such director of the Corporation shall vote on any resolution to approve such contracts or transactions but each such director may be counted to determine the presence of a quorum at the meeting of directors where such vote is being taken.

21.     For the Protection of Directors and Officers

      Except as otherwise provided in the Act, no director or officer for the time being of the Corporation shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee or for joining in any receipt or act for conformity or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by the Corporation or for or on behalf of the Corporation or for the insufficiency or deficiency of any security in or upon which any of the moneys of or belonging to the Corporation shall be placed out or invested or for any loss or damage arising from the bankruptcy, insolvency or tortuous act of any person, including any person with whom or which any moneys, securities or effects shall be lodged or deposited or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any moneys, securities or other assets belonging to the Corporation or for any other loss, damage or misfortune whatever which may happen in the execution of the duties of his or her respective office or trust or in relation thereto unless the same shall happen by or through his or her failure to exercise the powers and to discharge the duties of his office honestly and in good faith with a view to the best interests of the Corporation and in connection therewith to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. The directors for the time being of the Corporation shall not be under any duty or responsibility in respect of any contract, act or transaction whether or not made, done or entered into in the name or on behalf of the Corporation, except such as shall have been submitted to and authorized or approved by the board of directors. If any director or officer of the Corporation shall be employed by or shall perform services for the Corporation otherwise than as a director or officer or shall have an interest in a person which is employed by or performs services for the Corporation, the fact of his or her being a shareholder, director or officer of the Corporation shall not disentitle such director or officer or such person, as the case may be, from receiving proper remuneration for such services.

22.     Indemnities to Directors and Officers

      Subject to the provisions of Section 124 of the Act, the Corporation shall indemnify a director or officer, a former director or officer, or another individual who acts or acted at the Corporation’s request as a director or officer, or an individual acting in a similar capacity of another entity, and such director or officer’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal or administrative action or proceeding to which the individual is involved because of that association with the Corporation or other entity, if (a) the individual acted honestly and in good faith with a view to the best interests of the Corporation or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Corporation’s request; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. The Corporation shall also indemnify any such person in such other circumstances as the Act or law permits or requires. Nothing in this by-law shall limit the right of any person entitled to indemnity to claim indemnity apart from the provisions of this by-law to the extent permitted by the Act or law. The Corporation may also purchase insurance for the benefit of any or all directors and/or officers or other individuals referred to above against any such liability.

OFFICERS

23.     Appointments Generally

      The board of directors may annually or from time to time appoint a Chair of the Board, a Vice-Chair of the Board, a President, one or more Vice-Presidents, a Secretary, a Treasurer, and such other officers as the board may determine. Notwithstanding the foregoing, each incumbent officer shall continue in office until the earliest of (a) the officer’s resignation, which resignation shall be effective at the time a written resignation is received by the Corporation or at the time specified in the resignation, whichever is later, (b) the appointment of the officer’s successor, (c) the officer ceasing to be a director or resident Canadian if such is a necessary qualification of the officer’s appointment, (d) the meeting at which the board of directors annually appoint the officers of the Corporation, (e) the officer’s removal, and (f) the officer’s death. A director may be appointed to any office of the Corporation but none of the officers except the Chair of the Board and the Vice-Chair of the Board, may but need not be a member of the board of directors. Two or more of such offices may be held by the same person. In case and whenever the same person holds the offices of Secretary and Treasurer he may but need not be known as the Secretary-Treasurer. The board of directors may from time to time appoint such other officers and agents as it shall deem necessary who shall have such authority and shall perform such duties as may from time to time be prescribed by the board of directors. The board of directors may from time to time and subject to the provisions of the Act, vary, add to or limit the duties and powers of any officer.

24.     Remuneration and Removal

      The remuneration of all officers appointed by the board of directors shall be determined from time to time by resolution of the board of directors. The fact that any officer or employee is a director or shareholder of the Corporation shall not disqualify such officer or employee from receiving such remuneration as may be determined. All officers, in the absence of agreement to the contrary, shall be subject to removal by resolution of the board of directors at any time, with or without cause.

25.     Powers and Duties

      All officers shall sign such contracts, documents or instruments in writing as require their respective signatures and shall respectively have and perform all powers and duties incident to their respective offices and such other powers and duties respectively as may from time to time be assigned to them by the board of directors.

26.     Duties May be Delegated

      In case of the absence or inability to act of any officer of the Corporation or for any other reason that the board of directors may deem sufficient, the board of directors may delegate all or any of the powers of such officer to any other officer or to any director for the time being.

27.     Vacancies

      If the office of any officer of the Corporation shall be or become vacant by reason of death, resignation, and disqualification or otherwise, the board of directors may appoint a person to fill such vacancy.

SHAREHOLDERS’ MEETINGS

28.     Annual Meeting

      Subject to the provisions of Section 133 of the Act, the annual meeting of the shareholders shall be held on such day in each year and at such time as the board of directors may from time to time determine.

29.     Special Meetings

      Special meetings of the shareholders may be convened by order of the Chair of the Board, the Vice-Chair of the Board, the President or a Vice-President or by the board of directors at any date and time determined by the board or the person calling the meeting.

30.     Place of Meetings

      Meetings of shareholders shall be held at any place within Canada that the board of directors determine, or at any place outside Canada if such place is specified in the articles or all the shareholders entitled to vote at the meeting agree that the meeting is to be held at that place. A shareholder who attends a meeting of shareholders held outside Canada is deemed to have agreed to it being held outside Canada except when the shareholder attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully held.

31.     Participation in Meeting by Electronic Means

      Any person entitled to attend a meeting of shareholders may participate in the meeting, in accordance with the Regulations, if any, by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting, if the Corporation makes available such a communication facility. A person participating in a meeting by such means is deemed for the purposes of the Act to be present at the meeting.

32.     Meeting Held by Electronic Means

      If the directors or the shareholders of the Corporation call a meeting of shareholders pursuant to the Act, those directors or shareholders, as the case may be, may determine that the meeting shall be held, in accordance with the Regulations, if any, entirely by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting.

33.     Notice

      A notice stating the day, hour and place of meeting shall be sent within the period prescribed by the Regulations to each shareholder entitled to vote at such meeting, to each director and to the auditor of the Corporation in the manner specified in paragraphs 55 or 65 of this by-law. Notwithstanding the foregoing, if the Corporation is not a distributing corporation, the notice may be sent not less than 10 days before the date of the meeting. Notice of a meeting at which special business, as defined in Section 135(5) of the Act, is to be transacted shall state (a) the nature of that business in sufficient detail to permit the shareholder to form a reasoned judgment thereon, and (b) the text of any special resolution to be submitted to the meeting. Provided that a meeting of shareholders may be held for any purpose on any day and at any time without notice if all of the shareholders and all other persons entitled to attend such meeting are present in person or, where appropriate, represented by proxy at the meeting (except where a shareholder or other person attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called) or if all of the shareholders and all other persons entitled to attend such meeting who are not present in person or, where appropriate, represented by proxy thereat waive notice before or after the date of such meeting. The directors may fix in advance a date as the record date for purposes of determining shareholders entitled to receive notice of a meeting of shareholders or entitled to vote at a meeting of shareholders in accordance with the requirements of the Act and the Regulations.

34.     Waiver of Notice

      A shareholder or any other person entitled to attend a meeting of shareholders may in any manner waive notice of a meeting of shareholders (whether before or after such meeting) and their attendance at a meeting of shareholders is a waiver of notice of the meeting, except where they attend a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

35.     Omission of Notice

      The accidental omission to give notice of any meeting or any irregularity in the notice of any meeting or the non-receipt of any notice by any shareholder or shareholders, director or directors or the auditor of the Corporation shall not invalidate any resolution passed or any proceedings taken at any meeting of shareholders.

36.     Voting

      Every question submitted to any meeting of shareholders shall be decided in the first instance by a show of hands unless the chair of the meeting requires a ballot or a person entitled to vote at the meeting has demanded a ballot. In the case of an equality of votes the chair of the meeting shall be entitles to a second or casting vote in addition to the vote or votes to which he or she may be otherwise entitled.

      Notwithstanding the foregoing, any vote taken at a meeting of shareholders may be held, in accordance with the Regulations, if any, entirely by means of a telephonic, electronic or other communication facility, if the Corporation makes available such a communication facility. Any person participating in a meeting of shareholders by electronic means pursuant to Subsection 132(4) or (5) of the Act and entitled to vote at the meeting may vote, in accordance with the Regulations, if any, by means of the telephonic, electronic or other communication facility that the Corporation has made available for that purpose.

      A ballot may be demanded either before or after any vote by show of hands by the chair or any person entitled to vote at the meeting. If at any meeting a ballot is demanded on the election of a chair or on the question of adjournment it shall be taken forthwith without adjournment. If at any meeting a ballot is demanded on any other question or as to the election of directors, the vote (subject to Section 152(3) of the Act) shall be taken by ballot in such manner and either at once, later in the meeting or after adjournment as the chair of the meeting directs. The result of a ballot shall be deemed to be the resolution of the meeting at which the ballot was demanded. A demand for a ballot may be withdrawn.

      Where two or more persons hold the same share or shares jointly, one of these holders present at a meeting of shareholders may, in the absence of the other or others, vote the share or shares but if two or more of those persons who are present, in person or by proxy, vote, they shall vote as one on the share or shares jointly held by them.

      At any meeting unless a ballot is demanded, an entry in the minutes of a meeting to the effect that the chair of the meeting declared a resolution to be carried or defeated is, in the absence of evidence to the contrary, proof of the fact without proof of the number or proportion of the votes recorded in favour of or against the resolution.

37.     Chair, Secretary and Scrutineers

      The Chair of the Board or, in the Chair’s absence, the Vice-Chair of the Board, or in his absence, the President or, in the President’s absence, a Vice-President shall be chair of any meeting of shareholders and, if none of the said officers be present within 15 minutes after the time appointed for holding the meeting, the persons present and entitled to vote shall choose a chair from amongst themselves. The Secretary of the Corporation shall act as secretary at any meeting of shareholders or, if the Secretary of the Corporation were absent, the chair of the meeting shall appoint some person, who need not be a shareholder, to act as secretary of the meeting. If desired, on or more scrutineers, who need not be shareholders, may be appointed by resolution or by the chair with the consent of the meeting.

38.     Persons Entitled to be Present

      The only persons entitled to be present at a meeting of shareholders shall be those entitled to vote thereat, the directors and auditors of the Corporation and others who, although not entitled to vote, are entitled or required under any provision of the Act or the articles or by-laws to be present at the meeting. Any other person may be admitted only on the invitation of the chair of the meeting or with the consent of the meeting.

39.     Proxies

      Votes at meetings of shareholders may be given either personally or by proxy or, in the case of a shareholder who is a body corporate or association, by an individual authorized to represent it at meetings of shareholders of the Corporation. At every meeting at which he or she is entitled to vote, every shareholder and/or person appointed by proxy and/or individual so authorized to represent a shareholder who is present in person shall have one vote on a show of hands. Upon a ballot at which he or she is entitled to vote, every shareholder present in person or represented by proxy or by an individual so authorized shall (subject to the provisions, if any, of the articles of the Corporation) have one vote for every share held by him or her.

      A proxy shall be executed by the shareholder or the shareholder’s attorney authorized in writing or, if the shareholder is a body corporate or association, by an officer or attorney thereof duly authorized and is valid only at the meeting in respect of which it is given or any adjournment thereof.

      A person appointed by proxy need not be a shareholder.

40.     Adjournment

      The chair of any meeting may with the consent of the meeting adjourn the same from time to time to a fixed time and place and no notice of such adjournment need be given to the shareholders unless the meeting is adjourned by one or more adjournments for an aggregate of thirty days or more in which case, subject to Section 135(4) of the Act, notice of the adjourned meeting shall be given as for an original meeting. Any business may be brought before or dealt with at any adjourned meeting for which no notice is required which might have been brought before or dealt with at the original meeting in accordance with the notice calling the same.

      Any adjourned meeting shall be duly constituted if held in accordance with the terms of the adjournment and a quorum is present thereat. The persons who formed a quorum at the original meeting are not required to form the quorum at the adjourned meeting. If there is no quorum present at the adjourned meeting, the original meeting shall be deemed to have terminated forthwith after its adjournment.

41.     Quorum

      A quorum at any meeting of shareholders (unless a greater number of persons are required to be present or a greater number of shares are required to be represented by the Act or by the articles or any other by-law) shall be that number of persons holding or representing more than ten per cent of the total number of the issued shares of the Corporation for the time being entitling the holders thereof to vote at such meeting. Notwithstanding the foregoing, if the Corporation has only one shareholder, or only one holder of any class or series of shares, the shareholder present in person or by proxy constitutes a meeting. No business shall be transacted at any meeting unless the requisite quorum is present at the time of the transaction of such business. If a quorum is not present at the time appointed for a meeting of shareholders or within such reasonable time thereafter as the shareholders present may determine, the persons present and entitled to vote may adjourn the meeting to a fixed time and place but may not transact any other business and the provisions of paragraph 40 with regard to notice shall apply to such adjournment.

42.     Resolution in Lieu of Meeting

      Notwithstanding any of the provisions of this by-law a resolution in writing signed by all of the shareholders entitled to vote on that resolution at a meeting of the shareholders is, subject to Section 142 of the Act, as valid as if it had been passed at a meeting of the shareholders.

SECURITIES

43.     Issuance of Shares

      Subject to the provisions of Section 25 of the Act, the articles, by-laws and any unanimous shareholder agreement, shares in the capital of the Corporation may be issued by the board of directors at such times and on such terms and conditions and to such persons or class of persons as the board of directors determines.

44.     Commissions

      The board may from time to time authorize the Corporation to pay a reasonable commission to any person in consideration of his purchasing or agreeing to purchase shares of the Corporation, whether from the Corporation or from any other person, or procuring or agreeing to procure purchasers for any such shares.

45.     Certificates

      Subject to Section 49 of the Act, certificates for shares and the instrument of transfer, if any, on the reverse side thereof shall be in such form as the board of directors may approve and such certificates shall be signed by at least one of the following persons, or the signature shall be printed or otherwise mechanically reproduced on the certificate:

(a) a director or officer of the Corporation;

(b) a registrar, transfer agent or branch transfer agent of the Corporation, or an individual on their behalf; and

(c) a trustee who certifies it in accordance with a trust indenture.

      A share certificate containing the signature of a person which is printed, engraved, lithographed or otherwise mechanically reproduced thereon may be issued notwithstanding that the person has ceased to be a director or an officer, as the case may be, of the Corporation and shall be as valid as if the person were a director or an officer, as the case may be, at the date of its issue.

TRANSFER OF SECURITIES

46.     Transfer Agent and Registrar

      The board of directors may from time to time appoint or remove one or more transfer agents and/or branch transfer agents and/or registrars and/or branch registrars (which may or may not be the same individual or body corporate) for the securities issued by the Corporation in registered form (or for such securities of any class or classes) and may provide for the registration of transfers of such securities (or such securities of any class or classes) in one or more places and such transfer agents and/or branch transfer agents and/or registrars and/or branch registrars shall keep all necessary books and registers of the Corporation for the registering of such securities (or such securities of the class or classes in respect of which any such appointment has been made). In the event of any such appointment in respect of the shares (or the shares of any class or classes) of the Corporation, all share certificates issued by the Corporation in respect of the shares (or the shares of the class or classes in respect of which any such appointment has been made) of the Corporation shall be countersigned by or on behalf of one of the said transfer agents and/or branch transfer agents and by or on behalf of one of the said registrars and/or branch registrars, if any.

47.     Securities Registers

      A central securities register of the Corporation shall be kept at the registered office of the Corporation or at such other office or place in Canada as may from time to time be designated by the board of directors and a branch securities register or registers may be kept at such office or offices of the Corporation or other place or places, either in or outside Canada, as may from time to time be designated by the board of directors. Such register or registers shall comply with the provisions of Section 50 of the Act.

48.     Surrender of Certificates

      Subject to the Act and the provisions of this by-law, no transfer of a security issued by the Corporation shall be registered unless the security certificate representing the security to be transferred has been surrendered or, if no security certificate has been issued by the Corporation in respect of such security, unless a duly executed instrument of transfer in respect thereof has been delivered to the Corporation or its transfer agent, as the case may be.

49.     Shareholder Indebted to the Corporation

      If so provided in the articles of the Corporation, the Corporation has a lien on a share registered in the name of a shareholder or the shareholder’s personal representative for a debt of that shareholder to the Corporation. Such lien on a share of the Corporation may, subject to the Act, be enforced as follows:

(a) where such share is redeemable pursuant to the articles of the Corporation, by redeeming such share and applying the redemption price to such debt;

(b) by purchasing such share for cancellation for a price equal to the book value of such share and applying the proceeds to such debt;

(c) by selling such share to any third party whether or not such party is at arm’s length to the Corporation including, without limitation, any officer or director of the Corporation, for the best price which the board of directors in their sole discretion consider to be obtainable for such share and applying the proceeds to such debt;

(d) by refusing to permit the registration of a transfer of such share until such debt is paid; or

(e) by any other means permitted by law.

50.     Lost, Apparently Destroyed or Wrongfully Taken Security Certificates

      Subject to the Act, in case of the loss, apparent destruction or wrongful taking of a security certificate, a new certificate may be issued in replacement of the one lost, apparently destroyed or wrongfully taken or a transfer of the securities represented by such certificate may be registered, upon such terms as the board of directors may from time to time prescribe, either generally or in respect of any particular loss, apparent destruction or wrongful taking of a security certificate.

DIVIDENDS

51.     Dividends

      The board of directors may from time to time declare and the Corporation may pay dividends on the issued and outstanding shares in the capital of the Corporation subject to the provisions (if any) of the articles of the Corporation.

      The board of directors shall not declare and the Corporation shall not pay a dividend if there are reasonable grounds for believing that:

(a) the Corporation is, or would after the payment be, unable to pay its liabilities as they become due; or

(b) the realizable value of the Corporation’s assets would thereby be less than the aggregate of its liabilities and stated capital of all classes.

      The Corporation may pay a dividend by issuing fully paid shares of the Corporation, options or rights to acquire fully paid shares of the Corporation and, subject to the foregoing, the Corporation may pay a dividend in money or property.

      The Corporation may fix a record date for determination of shareholders entitled to receive a dividend in accordance with the requirements of Section 134 of the Act and the Regulations.

      In case several persons are registered as the joint holders of any shares, any one of such persons may give effectual receipts for all dividends and payments on account of dividends and/or redemption of shares (if any) subject to redemption.

52.     Unclaimed Dividends

      Any dividend unclaimed after a period of six years from the date on which the same has been declared to be payable shall be forfeited and shall revert to the Corporation.

INFORMATION AVAILABLE TO SHAREHOLDERS

53.     Confidential Information Not Available to Shareholders

      Except as provided by the Act, no shareholder shall be entitled to any information respecting any details or conduct of the Corporation’s business which in the opinion of the board of directors it would be inexpedient in the interests of the Corporation to communicate to the public.

54.     Availability of Corporate Records to Shareholders

      The board of directors may from time to time, subject to rights conferred by the Act, determine whether and to what extent and at what time and place and under what conditions or regulations the documents, books and registers and accounting records of the Corporation or any of them shall be open to the inspection of shareholders and no shareholder shall have any right to inspect any document or book or register or accounting record of the Corporation except as conferred by statute or authorized by the board of directors or by a resolution of the shareholders.

NOTICES

55.     Service

      Any notice or document required by the Act, the Regulations, the articles or the by-laws to be sent to any shareholder or director or to the auditor may be sent by prepaid mail addressed to, or may be delivered personally to, any such shareholder at the shareholder’s latest address as shown in the records of the Corporation or its transfer agent and to any such director at the director’s latest address as shown in the records of the Corporation or in the last notice filed under Section 106 or 113 of the Act, and to the auditor at the auditor’s business address; provided always that notice may be waived or the time for the notice may be waived or abridged at any time with the consent in writing of the person entitled thereto. If a notice or document is sent to a shareholder by prepaid mail in accordance with this paragraph and the notice or document is returned on two consecutive occasions because the shareholder cannot be found, it shall not be necessary to send any further notices or documents to the shareholder until the shareholder informs the Corporation in writing of the shareholder’s new address.

56.     Securities Registered in More Than One Name

      All notices or documents with respect to any securities of the Corporation registered in more than one name shall be given to whichever of such persons is named first in the records of the Corporation and any notice or document so given shall be sufficient notice or delivery to all of the holders of such securities.

57.     Persons Becoming Entitled by Operation of Law

      Subject to Section 51 of the Act, every person who by operation of law, transfer or by any other means whatsoever shall become entitled to any securities of the Corporation shall be bound by every notice or document in respect of such securities which, previous to such person’s name and address being entered in the records of the Corporation, shall have been duly given to the person or persons from whom such person derives title to such securities.

58.     Deceased Security Holders

      Subject to Section 51 of the Act, any notice or document delivered or sent pursuant to paragraph 55 of this by-law or in accordance with the provisions of paragraphs 65 and 66 of this by-law to the address of any security holder as the same appears in the records of the Corporation shall, notwithstanding that such security holder be then deceased, and whether or not the Corporation has notice of such security holder’s decease, be deemed to have been duly served in respect of the securities held by such security holder (whether held solely or with any other person or persons) until some other person be entered in such security holder’s stead in the records of the Corporation as the holder or one of the holders thereof and such service shall for all purposes be deemed a sufficient service of such notice or document on such security holder’s heirs, the personal representatives of such heirs, or the personal representatives of the estate of such security holder and on all other persons, if any, interested with such security holder in such securities.

59.     Signature to Notices

      The signature of any director or officer of the Corporation to any notice or document to be given by the Corporation may be written or mechanically reproduced.

60.     Computation of Time

      Where a given number of days’ notice or notice extending over a period is required to be given under any provisions of the articles or by-laws of the Corporation, the day of giving or serving the notice or document shall not, unless it is otherwise provided, be counted in such number of days or other period.

61.     Proof of Service

      With respect to every notice or document sent by mail it shall be sufficient to prove that the envelope or wrapper containing the notice or other document was properly addressed as provided in paragraph 55 of this by-law and put into a post office or into a letter box. A certificate of a director or an officer of the Corporation in office at the time of the making of the certificate or of a transfer officer of any transfer agent or branch transfer agent of shares of any class of the Corporation as to facts in relation to the sending or delivery of any notice or document to any security holder, director, officer or auditor or publication of any notice or document shall be conclusive evidence thereof and shall be binding on every security holder, director, officer or auditor of the Corporation, as the case may be.

CUSTODY OF SECURITIES

62.     Custody of Securities

      All shares and other securities owned by the Corporation shall be lodged (in the name of the Corporation) with a chartered bank or a trust company or in a safety deposit box or, if so authorized by resolution of the board of directors, with such other depositaries or in such other manner as may be determined from time to time by the board of directors.

      All shares and other securities belonging to the Corporation may be issued or held in the name of a nominee or nominees of the Corporation (and if issued or held in the names of more than one nominee shall be held in the names of the nominees jointly with right of survivorship).

EXECUTION OF INSTRUMENTS

63.     Execution of Instruments

      The Secretary or any other officer or any director may sign certificates and similar instruments (other than share certificates) on the Corporation’s behalf with respect to any factual matters relating to the Corporation’s business and affairs, including certificates verifying copies of the articles, by laws, resolutions and minutes of meetings of the Corporation. Subject to the foregoing, contracts, documents or instruments in writing shall be signed on behalf of the Corporation by two persons, one of whom holds the office of Chair of the Board, the Vice-Chair of the Board, President, Vice-President or director and the other of whom holds one of the said offices or the office of Secretary, Treasurer, Assistant Secretary or Assistant Treasurer or any other office created by the by-law or by resolution of the board of directors. In addition, the board may from time to time direct the manner in which and the person or persons by whom any particular instrument or class of instruments may or shall be signed.

      All contracts, documents and instruments in writing signed as stipulated above shall be binding upon the Corporation without any further authorization or formality. Provided that where one person is the only director and officer of the Corporation, that person may sign such contracts, documents or instruments in writing. The board of directors shall have power from time to time to appoint any director or directors, or any officer or officers, or any other person or persons, on behalf of the Corporation either to sign contracts, documents and instruments in writing generally or to sign specific contracts, documents or instruments in writing.

      The corporate seal of the Corporation, if any, may be affixed to contracts, documents and instruments in writing signed as aforesaid or by any director or directors, officer or officers, other person or persons, appointed as aforesaid by the board of directors but any such contract, document or instrument is not invalid merely because the corporate seal, if any, is not affixed thereto.

      The term “contracts, documents or instruments in writing” as used in this by-law shall include security certificates, deeds, mortgages, hypothecs, charges, conveyances, transfers and assignments of property real or personal, immovable or movable, agreements, releases, receipts and discharges for the payment of money or other obligations and conveyances, transfers and assignments of shares, share warrants, stocks, bonds, debentures or other securities and all paper writings.

      The signature or signatures of the director or directors of the Corporation and/or of any officer or officers of the Corporation appointed pursuant to paragraph 23 and/or of any other person or persons, appointed as aforesaid by the board of directors may, if specifically authorized by the board of directors, be printed, engraved, lithographed or otherwise mechanically reproduced upon any contracts, documents or instruments in writing or bonds, debentures or other securities of the Corporation executed or issued by or on behalf of the Corporation and all contracts, documents or instruments in writing or bonds, debentures or other securities of the Corporation on which the signature or signatures of any one or more of the foregoing directors or officers or the other persons authorized as aforesaid shall be so reproduced pursuant to such authorization by the board of directors shall be deemed to have been manually signed by each such director, officer or other person whose signature is so reproduced and shall be as valid to all intents and purposes as if they had been signed manually and notwithstanding that any such director, officer or other person whose signature is so reproduced may have ceased to hold office at the date of the delivery or issue of such contracts, documents or instruments in writing or bonds, debentures or other securities of the Corporation.

FINANCIAL YEAR

64.     Financial Year

      Until changed by the board of directors, the financial year of the Corporation shall terminate on the 31st day of December in each year.

ELECTRONIC DOCUMENTS

65.     Creation and Provision of Information

      Unless the Corporation’s articles otherwise provide, and subject to and in accordance with the provisions of the Act, the Regulations and paragraph 66 of this by-law, the Corporation may satisfy any requirement under the Act or the Regulations to create or provide a notice, document or other information to any person by the creation or provision of an electronic document. Except as provided in Section 252.6 of the Act, “electronic document” means any form of representation of information or of concepts fixed in any medium in or by electronic, optical or other similar means and that can be read or perceived by a person or by any means.

66.     Consent and Other Requirements

      Notwithstanding the foregoing paragraph 65, a requirement under the Act or the Regulations to provide a person with a notice, document or other information shall not be satisfied by the provision of an electronic document unless

(a) the addressee has consented, in accordance with the Regulations, and has designated an information system for the receipt of the electronic document; and

(b) the electronic document is provided to the designated information system, unless the Regulations provide otherwise.

      The term “information system” means a system used to generate, send, receive, store, or otherwise process an electronic document.

      ENACTED this 21st day of February, 2003.

President	Secretary